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                                                                  EXHIBIT 5(xii)

                                 SUPPLEMENT TO
                         INVESTMENT ADVISORY CONTRACT


                                  PIMCO Funds
                           840 Newport Center Drive
                        Newport Beach, California 92660

                              ____________, 1997

Pacific Investment Management Company
840 Newport Center Drive
Newport Beach, California 92660

     RE:  Low Duration Mortgage Fund
          Total Return Mortgage Fund
          Emerging Markets Bond Fund
          Emerging Markets Bond Fund II

Dear Sirs:

     This will confirm the agreement between the undersigned (the "Trust") and Pacific Investment Management Company (the "Adviser") as follows:

     1. The Trust is an open-end management investment company organized as a Massachusetts business trust and consisting of such separate investment portfolios as have been or may be established by the Trustees of the Trust from time to time. A separate class of shares of beneficial interest in the Trust is offered to investors with respect to each investment portfolio. The Low Duration Mortgage Fund, Total Return Mortgage Fund, Emerging Markets Bond Fund, and Emerging Markets Bond Fund II (the "Funds") are each separate investment portfolios of the Trust.

     2. The Trust and the Adviser have entered into an Investment Advisory Contract ("Contract") dated November 22, 1994, as amended, pursuant to which the Trust has employed the Adviser to provide investment advisory and other services specified in the Contract, and the Adviser has accepted such employment.

     3. As provided in paragraph 1 of the Contract, the Trust hereby appoints the Adviser to serve as Investment Adviser with respect to the Funds, and the Adviser accepts such appointment, the terms and conditions of such employment to be governed by the Contract, which is hereby incorporated herein by reference.

     4. As provided in paragraph 6 of the Contract and subject to further conditions as set forth therein, the Trust shall with respect to the Funds pay the Adviser a
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monthly fee on the first business day of each month, based upon the average daily value (as determined on each business day at the time set forth in the Prospectus for determining net asset value per share) of the net assets of the Funds during the preceding month as follows: for the Low Duration Mortgage Fund and Total Return Mortgage Fund, a fee at an annual rate of .25%; and for the Emerging Markets Bond Fund and Emerging Markets Bond Fund II, a fee at an annual rate of .45%.

     5. This Supplement and the Contract shall become effective with respect to the Funds on ___________, 1997, and shall thereafter continue in effect with respect to the Funds for a period of more than two years from such date only so long as the continuance is specifically approved at least annually (a) by the vote of a majority of the outstanding voting securities of the Funds (as defined in the 1940 Act) or by the Trust's Board of Trustees and (b) by the vote, cast in person at a meeting called for that purpose, of a majority of the Trust's Trustees who are not parties to this Contract or "interested persons" (as defined in the Investment Company Act of 1940 ("1940 Act") of any such party. This Contract may be terminated with respect to the Trust at any time, without the payment of any penalty, by vote of a majority of the outstanding voting securities of the Funds (as defined in the 1940 Act) or by a vote of a majority of the Trust's entire Board of Trustees on 60 days' written notice to the Adviser. This Contract shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

     If the foregoing correctly sets forth the agreement between the Trust and the Adviser, please so indicate by signing and returning to the Trust the enclosed copy hereof.

                              Very truly yours,



                              PIMCO Funds

                              BY:
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                              TITLE:

ACCEPTED:

Pacific Investment Management Company

BY:
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